Exhibit 5.3

Advocaten
Notarissen
Belastingadviseurs

To:	5th Floor East Wing
Shell International Finance B.V.	10 King William Street
Carel van Bylandtlaan 30	London EC4N 7TW
2596 HR Den Haag
T +44 20 7337 3510
F +44 20 7337 3520

Date 16 September 2009	N.K. Biegman
Advocaat
Our ref. M6685939/2/91004098
Dear Sirs,
Shell International Finance B.V.
Public offering and sale of aggregate principal amount of
(1) USD 1,500,000,000 1.300% guaranteed notes due 2011
(2) USD 1,000,000,000 3.250% guaranteed notes due 2015
(3) USD 2,000,000,000 4.300% guaranteed notes due 2019
      (4) USD 500,000,000 floating rate guaranteed notes due 2011 guaranteed by Royal Dutch Shell plc
1	Introduction

I have acted as Dutch legal adviser (advocaat) to Shell International Finance B.V., with corporate seat in The Hague, (the “Dutch Issuer”) in connection with a shelf registration (the “Registration”) by the Dutch Issuer and its parent company Royal Dutch Shell plc (the “Guarantor”) with the US Securities and Exchange Commission (“SEC”) of (i) senior debt securities and (ii) subordinated debt securities which may be issued by the Dutch Issuer and which will be fully and unconditionally guaranteed by the Guarantor and (iii) senior and subordinated debt securities, warrants, class A ordinary shares and class B ordinary shares which may be issued by the Guarantor.

I have acted as Dutch legal adviser (advocaat) to the Dutch Issuer in connection with the issue (the “Issue”) by the Dutch Issuer under the Registration of (1) USD 1,500,000,000 1.300% guaranteed notes due 2011, (2) USD 1,000,000,000 3.250% guaranteed notes due 2015, (3) USD
De Brauw Blackstone Westbroek London is a branch of De Brauw Blackstone Westbroek London B.V., registered with the Commercial Register in The Hague, The Netherlands under no. 27172367; registered with the Companies Register in England & Wales under Branch number BR4545.

2,000,000,000 4.300% guaranteed notes due 2019 and (4) USD 500,000,000 floating rate guaranteed notes due 2011, each of those guaranteed notes due both guaranteed as to the payment of principal and interest by the Guarantor (the “Notes”).

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1	A print of an e-mailed copy received by me on 16 September 2009 of an executed copy of an underwriting agreement dated 15 September 2009 between the Dutch Issuer, the Guarantor and Banc of America Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated (the “Underwriters”) (the “Underwriting Agreement”).

3.2	A print of an e-mailed copy received by me on 16 September 2009 of an executed copy of a terms agreement dated 15 September 2009 between the Dutch Issuer, the Guarantor and the Underwriters, including the final terms of the Notes (the “Terms Agreement”).

3.3	A print of an e-mailed copy of an executed copy of an indenture dated 27 June 2006 for senior debt securities between the Dutch Issuer, the Guarantor and Deutsche Bank Trust Company Americas as trustee (the “Indenture”).

3.4	The form of global security for the Notes of the Dutch Issuer filed as Exhibit 4.7 with the Registration Statement.

3.5	A photocopy of a registration statement (“Registration Statement”), including a prospectus, dated 7 November 2008 (the “Prospectus”) on Form F-3 relating to the Registration, including the terms and conditions (the “Terms and Conditions”) of the Notes (excluding the documents incorporated into it by reference and any exhibits to it).

3.6	A print of an e-mailed copy received by me on 16 September 2009 of a copy of a preliminary prospectus supplement to the Prospectus dated 15 September 2009 (the “Prospectus Supplement”).
Our ref. M6685939/2/91004098
2 / 10

3.7	A print of an e-mailed copy received by me on 16 September 2009 of a copy of the pricing term sheets for the Notes, filed as a “Free Writing Prospectus” with the SEC on 16 September 2009.

3.8	A photocopy of a notarial copy of the Dutch Issuer’s deed of incorporation and its articles of association as most recently amended on 6 June 2005 according to the trade register extract referred to in paragraph 3.9, both as filed with the chamber of commerce and industry for Haaglanden (the “Chamber of Commerce”).

3.9	A trade register extract regarding the Dutch Issuer provided by the Chamber of Commerce and dated 15 September 2009.

3.10	A photocopy of a written resolution of the Dutch Issuer’s managing board (directie) with the heading “Memorandum to the Board of Management of Shell International Finance B.V.”, which is dated 5 November 2008.

3.11	A print of an e-mailed copy received by me on 10 August 2009 of an extract of minutes of the Company’s managing board (directie) dated 25 May 2009 and signed by Mr Keijzer and Mr Brandjes, in which, among other things, the Memorandum (as defined below) was approved for the year 2009.

3.12	A print of an e-mailed copy received by me on 31 July 2009 of a memorandum to the board of management of the Company with the heading “Increase of 2009 Debt Issuance Ceiling to USD 25bln” (the “Memorandum”).

3.13	A print of an e-mailed copy received by me on 31 July 2009 of a power of attorney granted by the Company to Cheryl Sunderland, Maria Cooper, Nick Wakefield, Karin Hawkins and Kim Dawson and dated 24 April 2009 (the “Issue Power of Attorney”).

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.14	Confirmation from the Chamber of Commerce that the trade register extract referred to in this paragraph 3 is up to date.

3.15	Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the The Hague district court that the Dutch Issuer is not registered as having been declared bankrupt or granted suspension of payments.

3.16	In this opinion:
Our ref. M6685939/2/91004098
3 / 10

"Agreements” means the Underwriting Agreement, the Indenture and the Terms Agreement and includes, where the context permits, the Jurisdiction Clause (as defined below).

"EMTN Programme” means the USD 25,000,000,000 debt securities programme under which Royal Dutch Shell plc and the Dutch Issuer act as issuers and Royal Dutch Shell plc acts as a guarantor.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The extract from the minutes referred to in paragraph 3 is a true and complete record of the proceedings described in it in a duly convened, constituted, and quorate meeting and the resolutions set out in those minutes were validly passed and remain in full force and effect without modification. Any confirmation referred to in paragraph 3 is true.

4.4	The Agreements have been or will have been entered into, and the Notes have been or will have been issued, in the form referred to in paragraph 3 and the terms and conditions governing the Notes conform to the Terms and Conditions in all material respects.

4.5	The Agreements are within the capacity and powers of, and have been or will have been validly authorised and entered into by, each party other than the Dutch Issuer and the Notes have been or will have been validly authenticated in accordance with the Indenture.

4.6	Where required, the Notes have been or will have been validly authenticated in accordance with the Indenture.

4.7	There is no works council whose advice on the Company’s entry into the Agreements or the issue and performance of Notes must be sought pursuant to the Works Councils Act (Wet op de ondernemingsraden).
Our ref. M6685939/2/91004098
4 / 10

4.8	The Issue Power of Attorney remains in full force and effect without modification and no rule of law which under the The Hague Convention on the Law applicable to Agency 1978 applies or may be applied to the existence and extent of the authority of any person authorised to sign the Agreements on behalf of the Dutch Issuer under the Issue Power of Attorney, adversely affects the existence and extent of that authority as expressed in the Issue Power of Attorney.

4.9	The Agreements have been signed on behalf of the Dutch Issuer by (i) two of its managing directors or (ii) by a person authorised to do so under the Issue Power of Attorney.

4.10	All Notes have been or will have been signed on behalf of the Dutch Issuer, manually or, with the approval of the managing directors concerned, in facsimile by its managing directors in accordance with its articles of association.

4.11	When validly signed by all the parties each Agreement and the Notes are valid, binding on and enforceable against each party under New York law by which they are expressed to be governed.

4.12	There are no dealings between the parties which affect the Agreements or the Notes.

4.13	The Notes have been, are and will be offered in the Netherlands only in accordance with the Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”).

4.14	At the time of the agreement to issue Notes, no party possessed knowledge (voorwetenschap) of any fact in respect of the Dutch Issuer or the trade in the Notes which (i) has not been publicly disclosed and (ii) which, if disclosed, might reasonably be expected to affect the trading price of the Notes, irrespective of whether the price would move up or down.

4.15	None of the Notes qualify as game or wager (spel en weddingschap) within the meaning of Section 7A:1825 Civil Code, “CC”) and no issue of Notes falls within the scope of the Games and Chance Act (Wet op de kansspelen).

4.16	The Dutch Issuer complies with Section 3:2 FMSA and therefore does not require a banking licence pursuant to that Act.

4.17	The Agreements and each transaction entered into pursuant to them have been entered into on an arm’s length basis.
Our ref. M6685939/2/91004098
5 / 10

4.18	No Notes will be issued exceeding the aggregate maximum amount of USD 25,000,000,000 under the Registration and/or the EMTN Programme taken together.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	The Dutch Issuer has been incorporated and is existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

5.2	The Dutch Issuer has the corporate power to enter into and perform the Agreements and to issue and perform the Notes.

5.3	The Dutch Issuer has taken all necessary corporate action to authorise its entry into and performance of the Agreements and its issue and performance of the Notes.

5.4	The Agreements and the Notes have been validly signed by the Dutch Issuer.

5.5	The entry into and performance of the Agreements and the issue and performance of the Notes, by the Dutch Issuer do not violate Dutch law or the articles of association of the Dutch Issuer.

5.6	The choice of New York law as the governing law of the Agreements and the Notes is recognised under Dutch law by the Dutch courts (provided that the choice of New York law as the governing law of the Agreements and the Notes is recognised under New York law as valid and binding), and accordingly under Dutch law (i) New York law determines the validity and binding effect of the Agreements and the Notes and (ii) the Dutch courts are legally bound to apply New York law to the Agreements and the Notes and to determine the validity and binding nature of the Agreements and Notes by so applying New York law.

5.7	The statements in the Prospectus Supplement and Prospectus under the heading “Taxation - Dutch taxation” and “Enforceability of Certain Civil Liabilities”, to the extent that they are statements as to Dutch law, are correct.

6	Qualifications

This opinion is subject to the following qualifications:
Our ref. M6685939/2/91004098

6 / 10

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	Under Dutch law, notwithstanding the recognition of New York law as the governing law of the Agreements and the Notes:
•	effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Agreements and those Notes;

•	Dutch law will be applied insofar as it is mandatory irrespective of the governing law of the Agreements and those Notes;

•	the application of New York law may be refused if it is manifestly incompatible with Dutch public policy;

•	regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.
6.3	The enforcement in a Dutch court of the Agreements and the Notes and of foreign judgments is subject to Dutch rules of civil procedure.

6.4	The enforceability of each Agreement and the Notes may be limited under the 1977 Sanction Act (Sanctiewet 1977) or otherwise by international sanctions.

6.5	A final judgment in respect of the Agreements and the Notes, rendered by a court of another country in favour of a party to the Agreements, or any holder of a Note against the Dutch Issuer, will be recognized and enforced by the Dutch courts subject to the conditions and limitations of a convention or treaty on the recognition and enforcement of judgments in civil and commercial matters between such country and the Netherlands and subject to the rules and regulations promulgated pursuant thereto.

6.6	In the absence of an applicable convention between the United States of America and the Netherlands providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a U.S. court in favour of a party to the Agreements or any holder of a Note against the Dutch Issuer will not be recognised and enforced by the Dutch courts; in order to obtain a judgment which is enforceable against the Dutch Issuer in the Netherlands, such party will have to file its claim against the Dutch Issuer with the competent Netherlands court and may submit in the course of the proceedings the final judgment which has been rendered in the Unites States; if the Dutch court finds that the jurisdiction of the court in the United States has been based on grounds which are internationally acceptable and
Our ref. M6685939/2/91004098

7 / 10

that proper legal procedures haven been observed, the Dutch court would, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravened Netherlands principles of public policy.

6.7	To the extent that Dutch law applies, a provision to the effect that the holder of a Note may be treated as its absolute owner may not be enforceable under all circumstances.

6.8	To the extent that Dutch law applies, title to a Note may not pass if (i) the Note is not delivered (geleverd) in accordance with Dutch law, (ii) the transferor does not have the power to pass on title (beschikkingsbevoegdheid) to the Note or (iii) the transfer of title is not effected pursuant to a valid title of transfer (geldige titel).

6.9	If a Note has been signed on behalf of the Dutch Issuer (manually or in facsimile) by a person who is at the signing date, but ceases to be before the date of the Note and its authentication and issue, a duly authorised representative of the Dutch Issuer, enforcement of the Note in a Dutch court may require that the holder of the Note submit a copy of the Indenture under which the Note has been issued.

6.10	To the extent that Dutch law applies, a power of attorney (including a proxy) (a) does not preclude the principal from performing the legal acts covered by the power of attorney and (b) can be made irrevocable only (i) insofar as it has been granted for the purpose of performing a legal act in the interest of the authorised person or a third party and (ii) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.11	To the extent that the Indentures or the Notes constitute general conditions within the meaning of Section 6:231 Civil Code (Burgerlijk Wetboek), a holder of a Note may nullify (vernietigen) a provision of them if (i) the Dutch Issuer has not offered the holder a reasonable opportunity to examine them or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous to the holder. A provision in general conditions as referred to in Section 6:236 CC is deemed to be unreasonably onerous, irrespective of the circumstances, if the holder of a Note is a natural person not acting in the conduct of a profession or trade. The provisions in Sections 5.02 and 5.03 of the Indenture might fall within the scope of Section 6:236 CC.

6.12	To the extent that Dutch law applies, the provisions in the Indenture to the effect that in any proceedings brought by the Trustee (and also proceedings in which a declaratory judgment of a court may be sought as to the interpretation or construction of any provision of the Indenture to which the Trustee shall be a
Our ref. M6685939/2/91004098

8 / 10

party), the Trustee shall be held to represent all the Holders (as defined therein) of the Notes to which such proceedings relate, and that it shall not be necessary to make any Holders of such Notes parties to any such proceedings, may not be enforceable.

6.13	To the extent that Dutch law applies, the provisions in the Indenture to the effect that no Holder (as defined therein) of any Note of any series shall have the right by virtue or by availing of any provision of the Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, or for the appointment of an administrator, bewindvoerder, receiver, liquidator, curator, sequestrator, trustee or other similar officer or for any other remedy under the Indenture, unless such Holder previously shall have given to the Trustee written notice as further provided in the Indenture, may not be enforceable under all circumstances.

6.14	No opinion is expressed on the validity of any lien as security of the Notes of one or more series of any property or assets as contemplated by Section 7.07 of the Indenture for whatever purpose contemplated by the said section of the Indentures.

6.15	In proceedings in a Dutch court for the enforcement of the Agreements, the court may mitigate amounts due in respect of litigation and collection costs.

6.16	Under Dutch law any trust to which the Convention on the Law applicable to Trusts and their Recognition 1985 (the “Trust Convention”) applies, will be recognised subject to the Trust Convention. Any trust to which the Trust Convention does not apply may not be recognised.

6.17	The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a Dutch Issuer cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.18	The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Dutch Issuer has not been declared bankrupt or granted suspension of payments.

6.19	Except for paragraph 5.7, I do not express any opinion as to taxation matters.
Our ref. M6685939/2/91004098

9 / 10

7	Reliance

This opinion is solely for the purpose of the Registration of the Notes with the SEC pursuant to the Registration Statement. It is not to be transmitted to anyone nor is it to be relied upon for any purpose or quoted or referred to in any public document or filed with anyone without my written consent except that I hereby consent (i) to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and (ii) to the reference to De Brauw Blackstone Westbroek London B.V. under the headings “Enforceability of Certain Civil Liabilities”, “Taxation- Dutch Taxation” and “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent for that filing and reference is required under Section 7 of the US Securities Act as amended, or the rules or regulations of the SEC promulgated thereunder.
Yours faithfully,
Niek Biegman
for De Brauw Blackstone Westbroek London B.V.
Our ref. M6685939/2/91004098

10 / 10